Sub-Item 77Q2


Nuveen Real Estate Income Fund
333-68948
811-10491


Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that a Form 3 report,
Initial Statement of Beneficial Ownership of Securities,
on behalf of the officer listed below, was amended, due to an
incorrect date on original Form 3.   In addition,  a Form 4,
Statement of Changes in Beneficial Ownership, was filed late on behalf of the officer listed below.


OFFICERS:


David J. Lamb filed a late Form 4 on June 2, 2009, accession number 0001225208-09-013479

William Adams, IV filed an amended Form 3 on October 28, 2009, accession number 0001469143-09-000001